November 8, 2017

Thomas Wegman
President
BioSpecifics Technologies Corp.
35 Wilbur Street
Lynbrook, NY 11563

Re: Resignation from Board of Directors

Dear Mr. Wegman:

I am writing to announce my resignation from the BioSpecifics Technologies Corp. Board of Directors (the “Board”) effective November 10, 2017. I desire to leave the Board at this time to pursue other opportunities.

Sincerely,

/s/ George Gould

George Gould